Exhibit 99.1

Fortress Contacts:	AIG Contacts:

Lilly H. Donohue (Investor)	Teri Watson (Investor)
212-798-6118	212-770-7074

Gordon E. Runté (Media)	Christina Pretto (Media)
212-798-6082	212-770-7083
Fortress Funds to Purchase American General Finance
New York, NY. August 11, 2010 — American International Group, Inc. (NYSE: AIG) and Fortress Investment Group LLC (NYSE: FIG) announced today a definitive agreement whereby certain Fortress managed funds and affiliates will acquire 80% of American General Finance Inc. (AGF), a leading provider of consumer credit, from AIG. AIG will retain a 20% interest in the AGF business. Terms of the transaction were not disclosed. The transaction is expected to close by the end of the first quarter of 2011 subject to regulatory approvals and customary closing conditions.
Founded in 1920, AGF provides loans, retail financing and other credit related products to more than a million families across the U.S., Puerto Rico, the Virgin Islands, and the United Kingdom. AGF specializes in providing financing solutions for consumers across America, with products and services including bill consolidation loans, home equity loans, personal loans, home improvement loans, and loans to help consumers manage unexpected expenses.
“AGF is an exceptional franchise with a strong management team and a leading platform for serving the financing needs of consumers nationwide,” said Wesley R. Edens, Co-Chairman and founder of Fortress Investment Group. “We believe that AGF is well-positioned for significant growth in an underserved market.”
“This transaction marks another important step in our ongoing restructuring process as we seek to monetize non-core assets and pay back U.S. taxpayers,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “In Fortress, we have found an excellent partner for this terrific franchise. We believe in AGF’s solid business model, which is why we are retaining a 20% percent stake in the business as part of this transaction.”
As a result of the transaction, AGF, which has assets of approximately $20 billion and liabilities of approximately $18 billion, including $17 billion of debt, will be deconsolidated from AIG’s financial statements.

About AIG
American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo. For more information, visit www.aig.com.
About American General Finance
American General Finance (AGF) is a leading provider of consumer credit based in Evansville, Indiana. AGF finances mortgages, secured and unsecured personal loans and secured retail sales finance products. In addition to its lending activities, AGF offers credit and non-credit insurance. AGF has over one million customers and originates loans through its more than 1,100 branches located across the U.S., Puerto Rico and the Virgin Islands. For more information, visit www.agfinance.com.
About Fortress
Fortress is a leading global investment manager with approximately $41.7 billion in assets under management as of June 30, 2010. Fortress offers alternative and traditional investment products and was founded in 1998. For more information regarding Fortress Investment Group LLC or to be added to our e-mail distribution list, please visit www.fortress.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that such events may differ, possibly materially, from these forward-looking statements, and any such differences could cause future events to differ materially from the results expressed or implied by these forward-looking statements. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. The Company can give no assurance that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.